Exhibit 4.42

Member Subordination Agreement

This Member Subordination Agreement (this “Agreement”) is executed as of the date set forth on the signature pages by the undersigned “Member” (as further defined below) with reference to the following facts:

A. Unified Grocers, Inc. (the “Company”) is a grocery cooperative and grocery wholesaler. The Member is a member of the Company and is required to maintain certain deposits and other cash balances with the Company. In addition, Company may from time to time issue certain subordinated patronage dividend certificates.

B. It is in the best interests of the Member and the other members in the Company that the Company obtain financing for its operations, including accounts receivable, inventory and equipment financing, real estate mortgages, capitalized lease financings, interest rate hedging and treasury management services and the like.

C. In order to induce the Lenders (as defined below) to provide Financing to the Company, the Member is willing to subordinate its rights in respect of its Required Deposits and Patronage Dividend Certificates the Financings in the manner and to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing, to induce Lenders to extend Financing to the Company, and for other good and valuable consideration, the Member hereby agrees with the Company and each present and future Lender as follows:

1. Defined Terms. The following terms set forth in this Agreement are used with the meanings below:

“Credit Deposits” means any Deposits that are required to be maintained by Member in accordance with levels established by the credit office of Company from time to time in excess of the amount of required deposits set by the Board of Directors of Company.

“Deposits” is a collective reference to all security deposits, deposits, deposit accounts or other similar amounts or accounts made or maintained from time to time by the Member with the Company, any amounts which Member is credited on the books of Company from time to time, and any money deposited with the Company by or on behalf of Member from time to time; provided, however, that Deposits do not include any Class A Shares, Class B Shares, Class E Shares or any other classes of Company’s shares or any Patronage Dividend Certificates.

“Financing” means all indebtedness, liabilities or obligations of the Company, contingent or otherwise, whether existing on the date of execution of this Subordination Agreement or thereafter incurred:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or other instruments of indebtedness;

(c) evidenced by letters of credit, bankers’ acceptances or similar credit instruments;

(d) in respect of leases which are treated as capital leases under generally accepted accounting principles;

(e) in respect of any hedging arrangements evidenced by an ISDA Master Agreement (and in any event all interest rate swap agreements, interest rate collar agreement or other similar agreement or arrangement designed to provide interest rate protection or protection in respect of commodities or currency prices);

(f) in respect of all indebtedness, liabilities or obligations of others of any of the types referred to in clauses (a) through (e) for which the Company or any of its constituents is responsible or liable as obligor, guarantor or otherwise or in respect of which recourse may be had against any of the property or assets (whether real, personal, tangible or intangible) of the Company;

(g) if the Company, is insolvent, in respect of back wages, tax withholding, benefits and any legally required separation payments;

excluding however, any indebtedness, liabilities or obligations of the Company, contingent or otherwise, whether existing on the date of execution of this Agreement or thereafter incurred, (i) to trade creditors arising or incurred in the ordinary course of the Company’s business, (ii) in respect of any redemption, repurchase or other payments on capital stock or other equity interests of the Company, (iii) in respect of any indebtedness or other obligations owed to any other Members or non-member customers of the Company (including any deposits or deposit accounts, or any patronage dividend certificates, capital retention certificates or other similar instruments issued pursuant to the bylaws of the Company in effect from time to time).

“Financing Default” means any event or circumstance entitling Lenders, with the giving of notice or the passage of time or both, to demand repayment of the outstanding amount of any Financing in an amount which is in excess of $10,000,000.

“Insolvency Proceedings” means any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, in respect of the Company, its constituent entities, or their respective properties.

“Lender” means each person or entity to whom Company is obligated on account of a Financing from time to time or any agent or representative thereof.

“Member” means the person or entity signing this Agreement and identified as such on the signature pages hereto, its successors and assigns. Where an individual signs this Agreement, it will be binding upon any corporation, limited liability company or other business entity which is formed by that individual and which becomes a member of the Company or which exercises any membership privileges in the Company.

“Patronage Dividend Certificates” means all notes, revolving fund certificates, retain certificates, certificates of indebtedness, patronage dividend certificates or any other written evidences of indebtedness of the Company to the Member issued from time to time by Company on account of distributions on Company’s Class B shares and all obligations, indebtedness and patronage dividend deposit accounts associated therewith.

“Required Deposits” means any Deposits that are required to be maintained by Member in accordance with levels established by the Board of Directors of Company from time to time; provided, however, Required Deposits does not include Credit Deposits.

2. General. The Member irrevocably agrees that:

(a)

The Required Deposits and Patronage Dividend Certificates are hereby subordinated to all Financings in the manner and to the extent set forth in Section 3. This Agreement does not result in the subordination of any Deposits made by the Member in excess of the Required Deposits.

(b)

All Required Deposits and Patronage Dividend Certificates shall be non-transferable without the consent of the Company (any attempted assignment or transfer without such consent being void), which consent may be withheld in the Company’s absolute discretion.

(c)

The Member specifically agrees that it shall not (and hereby waives it right to) exercise any rights of offset or recoupment in respect of any Required Deposit or any Patronage Dividend Certificate against any amounts owed by it from time to time to the Company or any of its direct or indirect, present or future subsidiaries, including without limitation any trade accounts receivable or other accounts owed by the Member to the Company or any of its direct or indirect, present or future subsidiaries. In addition, Member agrees that it will not fail to make any required payment of its accounts payable to the Company when due by reason of the non-payment of the Required Deposits or Patronage Dividend Certificates.

(d)

The Deposits (including the Required Deposits) may be commingled with deposits of other members of the Company and other funds of the Company, and the Company may use such deposits, including the Deposits and Required Deposits, for working capital or other purposes.

3. Subordination. The Member irrevocably agrees that the Required Deposit and Patronage Dividend Certificates shall be subordinate and junior in right of payment to the Financings in the following respects:

(a)

Upon the occurrence of any Financing Default of which the Member has written notice (other than a Financing Default of the type described in Section 3(c)), the right of the Member to receive payments in respect of the Required Deposits shall be subject and subordinate to the payment of the outstanding amount under all Financings in full and in cash (including any interest that accrues following the commencement of any Insolvency Proceeding, whether or not such interest is allowable or enforceable against Company in such Insolvency Proceeding), and the Member will not assert any right to payment in respect of the Required Deposits unless and until either (a) 180 days have passed following such notice without Lenders in respect of the relevant Financing making demand for payment of the amounts owed to them, provided, that only one such notice shall be given pursuant to this clause (3)(a) in any 12 consecutive months, or (b) the repayment in full of the relevant Financing.

(b)

Upon the occurrence of any Financing Default of which the Member has written notice (other than a Financing Default of the type described in Section 3(c)), the right of the Member to receive payments in respect of Patronage Dividend Certificates shall be subject and subordinate to the payment of the outstanding amount under all Financings in full and in cash (including any interest that accrues following the commencement of any Insolvency Proceeding, whether or not such interest is allowable or enforceable against Company in such Insolvency Proceeding), and the Member will not assert any right to payment in respect of the Patronage Dividend Certificates unless and until the repayment in full of the relevant Financing.

(c)

In the event of any default in payment of any amount due under any Financing by Company or the occurrence of any Insolvency Proceedings relative to Company, the Lenders shall be entitled to receive payment in full of the outstanding obligations under all Financings (whether accrued prior or subsequent to the commencement of any Insolvency Proceeding, whether or not such interest is allowable or enforceable against Company in such Insolvency Proceeding) in full and in cash (including any interest that accrues following the commencement of any Insolvency Proceeding) before the Member is entitled to receive any payment with respect to the Required Deposits or Patronage Dividend Certificates.

(d)

The Member irrevocably authorizes and empowers each Lender (holding, with other Lenders of the same class of Indebtedness, $10,000,000 or more of Financing) to demand, sue for, collect and receive any such payment or distribution, and to file all such claims and take all such action, in the name of the Member or otherwise, as such holders of the Financings may determine to be necessary or appropriate for the enforcement of these subordination provisions, and the Member will also execute and deliver such instruments confirming such authorizations and such powers of attorney, proofs of claim, assignments of claim and other instruments as may be requested by such holders of the Financings in order to enable such holders to enforce any and all claims upon or in respect of the Required Deposits or Patronage Dividend Certificates.

(e)

Upon any such Insolvency Proceedings or other winding up of the Company, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities or by set off or otherwise to which the Member would be entitled, except for the provisions hereof, shall be paid by the Company or for its account to the Lenders as in such order and priority as their interests may appear, to the extent necessary to pay all the Financings in full, after giving effect to any concurrent payment or distribution to the Lenders.

(f)

In the event that any payment or other distribution is made to or received by the Member in respect of the Required Deposits or Patronage Dividend Certificates in contravention of this Section, such payment or other distribution shall be held in trust by the Member for the benefit of, and shall be paid over and delivered to, Lenders (in such order and priority as their interests shall appear) for application to the payment of the obligations under the Financings.

(g)

The Member shall not, following notice of any Financing Default, (i) commence any lawsuit or legal proceeding against the Company to collect the Required Deposit or Patronage Dividend Certificates or attempt to collect, levy upon or foreclose upon any property or assets of the Company in relation thereto, (ii) seek to attach any asset of the Company as security for the Required Deposits or Patronage Dividend Certificates, or (iii) fail to make any required payment of its accounts payable to the Company when due by reason of the non-payment of the Required Deposits or Patronage Dividend Certificates.

(h)	The subordination provided herein shall be continuing in nature, and shall not be affected by any Insolvency Proceedings.

4. Suretyship Waivers. Member agrees that any Lender may at any time and from time to time, without the Member’s consent, and without notice, do any one or more of the following in such Lender’s sole and absolute discretion, and without affecting the subordination provided hereby: (a) renew, accelerate, extend the time for payment of, or increase the amount of the Financing, of any guarantors of the obligations of the Company, or of any other party at any time directly or contingently liable for the payment of any Financing; (b) grant any other indulgence to the Company or any other person in respect of all or any part of the Financing or any other matter; (c) amend, alter or change in any respect whatsoever any term or provision relating to all or any part of the Financing, including the rate of interest thereon or any covenants contained therein; (d) substitute or add, or take any action or omit to take any action which results in the release of any one or more endorsers or guarantors of all or any part of the Financing; (e) apply any sums received from the Company or from the disposition of any collateral to any portion of the indebtedness owed to such Lender by the Company or secured by such collateral in such manner and order as such Lender determines in its sole discretion, and regardless of whether such indebtedness is part of the Financing, is secured, or is due and payable; (f) permit the Company to use proceeds of the collateral for any purpose; (g) make loans or advances or other credit accommodations to the Company secured in whole or in part by collateral or refrain from making any such loans or advances or credit accommodations; (h) accept partial payments of, compromise or settle, refuse to enforce, or release all or any parties to, all or any part of the Financing or any guaranty thereof; (i) settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any part of the Financing or any collateral therefor, or guaranty thereof, in any manner permitted by applicable law; (j) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing all or any part of the Financing or any guaranty of all or any part of the Financing, or on which such Lender at any time may have a lien, or refuse to enforce their rights or make any compromise or settlement or agreement therefor in respect of any or all of such property, or (k) fail to perfect, subordinate or terminate any lien securing the Financing or any other indebtedness owed to Lender. The Lenders are not under and shall not hereafter be under any obligation to marshal any assets in favor of the Member, or against or in payment of all or any part of the Financing, and may proceed against any of the Collateral in such order and manner as they elect. Member waives any rights that it may have under California Civil Code sections 2787 through 2855, inclusive, 2899 and 3433.

5. Conflicts. In the event of any conflict between the terms of this Agreement and the Membership Agreement, the terms of this Agreement shall govern and control.

6. Lenders are Beneficiaries. This Agreement shall inure to the benefit of each present and future Lender, and shall constitute a continuing offer to the Lenders to induce them to extend Financing to the Company.

7. Attorneys Fees. In the event that the Company or any Lender is required to institute any action or proceeding to enforce the terms of this Agreement, then the prevailing party shall be entitled to the award of its reasonable attorneys fees and costs, in addition to such other relief as the court or other tribunal may award.

8. Other Documents. Except as modified hereby, Deposits are and continue to be governed in all respects by the membership documents and pledge and security agreements executed from time to time by Member for the benefit of Company.

Dated:________________, 2008

Legal Name of Member (Print or Type)

By:

Its:

Account Number (to be completed by the Company if no account number has been assigned): _____________________________